EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300 Facsimile: (650) 493-6811

May 26, 2006

Occam Networks, Inc.

77 Robin Hill Road

Santa Barbara, California 93117

Re:	Registration Statement on Form S-8/S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8/S-3 to be filed by you with the Securities and Exchange Commission on or about May 26, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 459,804 shares of your Common Stock (the “Shares”) of which 10,967 have been issued pursuant to a restricted stock grant agreement between you and one of your executive officers and 448,837 of which are to be issued under the Occam Networks, Inc. Amended and Restated 2000 Stock Incentive Plan. As your legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, by you in connection with the issuance and sale of the Shares.

It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, are or will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation